UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2007

GUITAR CENTER, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22207	95-4600862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California		91362
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 735-8800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 31, 2007, Guitar Center, Inc. (the “Company”), announced that it had signed an asset purchase agreement to acquire substantially all the assets of Dennis Bamber, Inc., D/B/A The Woodwind & The Brasswind under section 363 of the United States Bankruptcy Code. Under the terms of the agreement, the Company would acquire The Woodwind & The Brasswind’s inventory of band and orchestra and combo instruments, accounts receivable, trade names and certain other intangible assets. The proposed purchase price for the assets would be $29.9 million, which amount includes the assumption of certain liabilities of The Woodwind & The Brasswind of approximately $2 million. The proposed purchase price is subject to adjustment based on The Woodwind & The Brasswind transferring minimum levels of accounts receivable and inventory at the closing. The closing of the transaction is subject to a limited number of conditions.

The Woodwind & The Brasswind filed for bankruptcy protection in Indiana on November 21, 2006. The proposed asset acquisition agreement was entered into by the Musician’s Friend subsidiary of the Company. Musician’s Friend initially had entered into an asset purchase agreement with The Woodwind & The Brasswind on November 22, 2006, but that agreement was later terminated because it was not approved by the Bankruptcy Court due to a higher offer from another buyer. The other buyer terminated its acquisition in mid-January resulting in a new sales process which resulted in the agreement with Musician’s Friend. Under the agreement, only very limited obligations and other pre-petition liabilities of The Woodwind &The Brasswind would be assumed.

The summary provided above is qualified by the full text of the agreement, which has been filed as an exhibit to this Current Report on Form 8-K.

Item 2.02.     Results of Operations & Financial Condition.

The Company also announced on January 31, 2007 that it will defer its upcoming financial results and guidance call until February 26, 2007, due to management’s recent focus on The Woodwind & The Brasswind acquisition as well as its interest in including the expected impact of this transaction and the timing of integration on its 2007 guidance.

The Company also provided preliminary net income data for the fourth quarter 2006. The Company announced that it currently anticipates that net income for the fourth quarter will be in the range of $1.05 to $1.10 per diluted share subject to the results of an evaluation by the Company of the potential impairment of the goodwill related to the Company’s Music & Arts Center business. It is not known at this time whether an adjustment, if any, would have a material impact upon net earnings for the fourth quarter.

A copy of the related press release is attached as Exhibit 99.1 and is incorporated by reference into this Item 2.02. The information provided in Item 2.02 of this Current Report on Form 8-K, including the information incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information provided in Item 2.02 of this Current Report on Form 8-K, including the information incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01.    Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of January 30, 2007, by and between Musician’s Friend, Inc. and Dennis Bamber, Inc., D/B/A The Woodwind & The Brasswind and its Chapter 11 Estate.

99.1	Press release, dated January 31, 2007.

* * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUITAR CENTER, INC.

Date: February 5, 2007
	By:	/s/ Erick Mason
Erick Mason, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of January 30, 2007, by and between Musician’s Friend, Inc. and Dennis Bamber, Inc., D/B/A The Woodwind & The Brasswind and its Chapter 11 Estate.

99.1	Press release dated January 31, 2007.